                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
                (Pursuant to Section 13(e)(1) of the Securities
                             Exchange Act of 1934)
                         ------------------------------

                          WEST TEXAS UTILITIES COMPANY
                                (Name of Issuer)

                       CENTRAL AND SOUTH WEST CORPORATION
                       (Name of Person Filing Statement)

--------------------------------------------------------------------------------

                            TITLE                                                        CUSIP NUMBER
--------------------------------------------------------------  --------------------------------------------------------------
                West Texas Utilities Company,
                  Cumulative Preferred Stock
                         4.40% Series                                                    956279 20 2

        ----------------------------------------------------------------

                         (Title of Class of Securities)
                       (CUSIP No. of Class of Securities)

                                WENDY G. HARGUS
                                   TREASURER
                       CENTRAL AND SOUTH WEST CORPORATION
                          1616 WOODALL RODGERS FREEWAY
                            DALLAS, TEXAS 75202-1234
                                 (214) 777-1000

                 (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications on
                     Behalf of the Person Filing Statement)

                                 March 18, 1997
              (Date Tender Offer First Published, Sent or Given to
                               Security Holders)

                           CALCULATION OF FILING FEE

               TRANSACTION VALUATION*                                 AMOUNT OF FILING FEE
----------------------------------------------------  ----------------------------------------------------
                     $4,146,600                                               $830

*   Solely for purposes of calculating the filing fee and computed pursuant to
    Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, and Rule 0-11(b)(1) thereunder, the transaction value equals the total amount of funds, excluding fees and other expenses, required to purchase all outstanding shares of the series of securities listed above pursuant to the Offer described in the Offer to Purchase and Proxy Statement filed as an Exhibit hereto.

    / / Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:                                                      Not
applicable
                           _____________________________________________________

Form or Registration No.:                                                    Not
applicable
                           _____________________________________________________

Filing Party:            Central and South West Corporation
                           _____________________________________________________

Date Filed:                   March 18, 1997
                           _____________________________________________________

ITEM 1. SECURITY AND ISSUER.

    (a) Incorporated herein by reference to the information appearing on the front cover of the Offer to Purchase and Proxy Statement, dated March 18, 1997, filed as Exhibit 99.(a)(1) to this Issuer Tender Offer Statement on Schedule 13E-4 (the "Offer to Purchase and Proxy Statement").

    (b) Incorporated herein by reference to the information appearing on the front cover of the Offer to Purchase and Proxy Statement, and to the information appearing under the captions "Terms of the Offer--Number of Shares; Purchase Prices; Expiration Date; Dividends" and "Transactions and Agreements Concerning the Shares" in the Offer to Purchase and Proxy Statement.

    (c) Incorporated herein by reference to the information appearing under the caption "Price Range of Shares; Dividends" in the Offer to Purchase and Proxy Statement.

    (d) Central and South West Corporation, a Delaware corporation ("CSW"), is the person filing this Statement and is the owner of 100% of the common stock of the Issuer, West Texas Utilities Company ("WTU"). CSW's principal office is at 1616 Woodall Rodgers Freeway, Dallas, Texas 75202-1234.

ITEM 2. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

    (a)-(b) Incorporated herein by reference to the information appearing under the caption "Source and Amount of Funds" in the Offer to Purchase and Proxy Statement.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS
  OF THE ISSUER OR AFFILIATE.

    Incorporated herein by reference to the information appearing under the caption "Purpose of the Offer; Certain Effects of the Offer" in the Offer to Purchase and Proxy Statement.

ITEM 4. INTEREST IN SECURITIES OF THE ISSUER.

    Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning the Shares" in the Offer to Purchase and Proxy Statement.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
  WITH RESPECT TO THE ISSUER'S SECURITIES.

    Incorporated herein by reference to the information appearing under the caption "Transactions and Agreements Concerning the Shares" in the Offer to Purchase and Proxy Statement.

ITEM 6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

    Incorporated herein by reference to the information appearing under the caption "Fees and Expenses Associated with the Offer" in the Offer to Purchase and Proxy Statement.

ITEM 7. FINANCIAL INFORMATION.

    (a) Incorporated herein by reference to the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 1996 of WTU and to the information appearing under the caption "Summary of Consolidated Financial Information" in the Offer to Purchase and Proxy Statement.

    (b) Not applicable.

ITEM 8. ADDITIONAL INFORMATION.

    (a) Not applicable.

    (b) Incorporated herein by reference to the information appearing under the caption "Terms of the Offer--Certain Conditions of the Offer" in the Offer to Purchase and Proxy Statement.

    (c) Not applicable.

    (d) Not applicable.

    (e) See Exhibits 99.(a)(1) and 99.(a)(2).

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT NO.                                               DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------

  99.(a)(1)  Offer to Purchase and Proxy Statement, dated March 18, 1997.

  99.(a)(2)  Letter of Transmittal and Proxy.

  99.(a)(3)  Notice of Guaranteed Delivery and Proxy.

  99.(a)(4)  Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

  99.(a)(5)  Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

  99.(a)(6)  Summary Advertisement, dated March 18, 1997.

  99.(a)(7)  Letter to Shareholders, dated March 18, 1997.

  99.(a)(8)  Press Release, dated March 17, 1997.

  99.(a)(9)  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  99.(b)     Not applicable.

  99.(c)     Not applicable.

  99.(d)     Tax Opinion of Christy & Viener.

  99.(e)     Not applicable.

  99.(f)     Not applicable.

  99.(g)     Annual Report on Form 10-K for the year ended December 31, 1996.

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 18, 1997

                                CENTRAL AND SOUTH WEST CORPORATION

                                By:             /s/ WENDY G. HARGUS
                                     -----------------------------------------
                                                     Treasurer

                                 EXHIBIT INDEX

EXHIBIT NO.                                               DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------------

  99.(a)(1)  Offer to Purchase and Proxy Statement, dated March 18, 1997.

  99.(a)(2)  Letter of Transmittal and Proxy.

  99.(a)(3)  Notice of Guaranteed Delivery and Proxy.

  99.(a)(4)  Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

  99.(a)(5)  Form of Letter to Clients of Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.

  99.(a)(6)  Summary Advertisement, dated March 18, 1997.

  99.(a)(7)  Letter to Shareholders, dated March 18, 1997.

  99.(a)(8)  Press Release, dated March 17, 1997.

  99.(a)(9)  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

  99.(b)     Not applicable.

  99.(c)     Not applicable.

  99.(d)     Tax Opinion of Christy & Viener.

  99.(e)     Not applicable.

  99.(f)     Not applicable.

  99.(g)     Annual Report on Form 10-K for the year ended December 31, 1996.